Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Pricing For Exchange Offer

Update to Exchange Offer Announced March 2, 2010

ENGLEWOOD, CO – March 25, 2010 – The Western Union Company (NYSE:WU) (the “company”) announced today that it has determined the total exchange price for its outstanding 5.400% notes due 2011 (the “old notes”) in connection with its offer to exchange up to $500 million aggregate principal amount of its old notes for a new series of notes due April 1, 2020 (the “new notes”). Holders of old notes who validly tender their old notes prior to the expiration of the offer and whose notes are accepted for exchange will receive the total exchange price including the early participation payment.

The total exchange price for each $1,000 principal amount of old notes tendered and accepted for exchange, using a yield of 1.052%, will be $1,070.10 principal amount of new notes. The new notes will bear interest from the settlement date, which is expected to be Tuesday, March 30, 2010, at a rate per annum equal to 5.253%.

Holders who exchange their old notes will also receive accrued and unpaid interest on the old notes to, but not including, the settlement date and cash in lieu of any fractional amounts of new notes which result from the application of the total exchange price.

As outlined in the company’s press release dated March 16, 2010, the condition that at least $250 million aggregate principal amount of the old notes be validly tendered for exchange and not validly withdrawn has been satisfied. Pursuant to the terms of the exchange offer, the company will only accept for exchange old notes in an aggregate principal amount up to $500 million on a pro rata basis among the tendering holders.

The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on March 29, 2010, unless extended.

The exchange offer is only being made, and copies of the exchange offer documents are only being made available to, holders of old notes who have certified to the company in an eligibility letter as to certain matters, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act (collectively, “qualified holders”). Copies of the eligibility letter are available to qualified holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774. A confidential offering memorandum, dated March 2, 2010, is available to qualified holders.

Subject to applicable law, the company may amend, modify or waive the terms of the exchange offer or terminate the exchange offer.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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